Exhibit 99.1

Enduro Royalty Trust Announces Current Wolfcamp Activity and Monthly Net Profits Interest Calculation

AUSTIN, Texas—(BUSINESS WIRE)— September 19, 2014

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced results from recently completed wells in the Wolfcamp play in the Midland Basin and reported the net profits interest calculation for September 2014.

Wolfcamp Production Results and Activity Update

During July and August, several Wolfcamp wells were completed and are currently producing.  Of the 20 gross well proposals received from Pioneer Natural Resources to date, 13 wells are currently producing, 4 are in various stages of completion, and 3 are drilling.

The following table displays the 24-hour peak gross flowback rate for all Wolfcamp wells that are producing, including the 3 that began producing in August, as well as the 30-day IP rate for those wells where such information is available:

Well Name	Enduro Working Interest	First Production Date	24-Hour IP Rate (BOE/D)	30-Day IP Rate (BOE/D)
Rocker B 40H	25.0%	2/28/2014	880	280
Rocker B 41H	25.0%	2/28/2014	1,320	838
Rocker B 42H	25.0%	2/28/2014	890	429
Rocker B 43H	6.25%	7/25/2014	1,250	1,042
Rocker B 44H	6.25%	8/13/2014	898	Not Available
Rocker B 45H	6.25%	7/26/2014	957	737
Rocker B 46H	6.25%	7/13/2014	1,094	667
Rocker B 47H	6.25%	7/20/2014	528	383
Rocker B 48H	6.25%	7/12/2014	1,048	822
Rocker B 71H	12.50%	8/11/2014	804	Not Available
Rocker B 72H	12.50%	8/5/2014	1,205	Not Available
Rocker B 73H	12.50%	7/31/2014	1,121	924
Rocker B 74H	12.50%	7/31/2014	1,241	865

The following table displays the current status of the Wolfcamp wells in progress and Enduro’s working interest percentage:

Well Name	Current Status	County & State	Enduro Working Interest
Rocker B 51H	Completing	Irion, TX	12.50%
Rocker B 52H	Completing	Irion, TX	12.50%
Rocker B 53H	Completing	Irion, TX	12.50%
Rocker B 54H	Completing	Irion, TX	12.50%
Rocker B 60H	Drilling	Irion, TX	12.50%
Rocker B 61H	Drilling	Irion, TX	12.50%
Rocker B 62H	Drilling	Irion, TX	12.50%

Monthly Net Profits Interest Calculation

Due to significant activity in the Wolfcamp drilling program during the month of July 2014, direct operating and development expenses for the current month net profits interest calculation exceeded cash receipts.  The following displays the net profits interest calculation for the current month and the resulting shortfall in net profits:

Gross profits:
Oil cash receipts	$6,914,760
Natural gas cash receipts	2,040,983
Total	8,955,743

Costs:
Direct operating expenses:
Lease operating expenses	2,624,000
Compression, gathering and transportation	256,000
Production, ad valorem and other taxes	409,000
Development expenses	6,303,000
Total	9,592,000

Net profits attributable to underlying properties	(636,257)
Percentage allocable to net profits interest	80%
Net profits to Trust from net profits interest	$(509,006)

As a result, no monthly cash distribution will be paid in October 2014 to the Trust’s unitholders.  The shortfall in net profits will be deducted from the net profits in next month’s net profits interest calculation, at which time expenses are anticipated to revert to normal levels and result in net profits consistent with prior months.

The current month net profits interest calculation primarily represents oil production during the month of June 2014, natural gas production during May 2014, and costs incurred in July.  As the majority of the Rocker B wells have started producing since July, the only Rocker B wells in the Wolfcamp play for which revenues are included in the above calculation are the Rocker B 40H, 41H, and 42H.  Enduro anticipates that cash receipts from the sale of production from the remaining 10 wells that are currently producing will be included in distributions during the fourth quarter.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	71,572	433,786	$96.61	$4.71
Prior Month	72,290	418,044	$93.01	$4.63

Oil cash receipts increased $0.2 million from the prior month and totaled $6.9 million as a result of increased NYMEX prices, partially offset by a decrease in sales volumes due to one less production day in June.

Natural gas receipts increased $0.1 million from the prior month, totaling $2.0 million, as a result of increased wellhead prices due to improved differentials from NYMEX and increased sales volumes due to one more production day in May.

Of the total $6.3 million in capital expenditures during July 2014, approximately $4.5 million related to the Wolfcamp activity in the Midland Basin.  Through July, capital incurred for projects in the Wolfcamp Rocker B program has totaled $15.4 million.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico.  As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions.  These forward-looking statements include the amount and date of any anticipated distribution to unitholders.  Although no distribution will be made in October 2014, normally the anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period.  Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. Statements made in this press release are qualified by the cautionary statements made in this press release.  Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release.  An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014.  The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555